Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

TC Biopharm (Holdings) PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, par value £0.0001 per share (1)(2)(3)	457	(o)	$5,000,000.00	$.00014760	$738.00
	Other	Series H Warrants to purchase American Depositary Shares (4)	457	(g)	-	-	$0.00
	Equity	Ordinary Shares issuable upon exercise of Series H Warrants (1)(2)	457	(o)	$5,000,000.00	$.00014760	$738.00
	Other	Pre-Funded Warrants to purchase American Depositary Shares (4)	457	(g)	-	-	$0.00
	Equity	Ordinary Shares issuable upon exercise of Pre-Funded Warrants (1)(2)(3)	457	(o)	-	-	$0.00
	Total Offering Amounts						$10,000,000.00
	Total Fees Previously Paid						$0.00
	Total Fee Offsets						$0.00
	Net Fee Due						$1,476.00

(1)	Represents the maximum number of ordinary shares, represented by American Depositary Shares (“ADSs”), each representing two hundred (200) ordinary shares, offered in this Registration Statement.
(2)	This Registration Statement includes an indeterminate number of additional ordinary shares issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding ordinary shares. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The proposed maximum aggregate offering price of the ADSs will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ADS issued in the offering. Accordingly, the proposed maximum aggregate offering price of the ADSs and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.00.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act